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                                                                       Exhibit 6



                                                                 January 5, 1996



Memorandum to:  Board of Directors
                John Hancock Variable Life Insurance Company

      Subject:  Actuarial Opinion

Gentlemen:

This opinion is furnished with the filing of this post-Effective Amendment to the Registration Statement on Form S-6 (File Number 33-64366) which covers certain flexible premium joint and last survivor variable life insurance Contracts issued by John Hancock Variable Life Insurance Company, under which amounts will be allocated by JHVLICO to one or more of the twelve subaccounts of John Hancock Variable Life Account S.

The Prospectus included in the amended Registration Statement describes Contracts which are issued by the Company. The Contract forms were prepared under my direction, and I am familiar with the amended Registration Statement and exhibits thereto. In my opinion:

     1 The "sales load" (as defined in paragraph (c)(4) of Rule 6e-3(T) under the Investment Company Act of 1940) will not exceed 9% of "payments" (as defined in the first sentence of paragraph (c)(7) of the Rule) equal to the sum of the guideline annual premiums (as defined in paragraph (c)(8) of the Rule) that would be paid during the period equal to the lesser of 20 years or the anticipated joint life expectancy of the named insureds based on the 1980 Commissioner's Standard Ordinary Smoker/Nonsmoker Mortality Table. The sales load on payments made in excess of such sum will not exceed 9%.

         Sales load in excess of (1) 30% of payments made which are less than or equal to one guideline annual premium, plus (2) 10% of
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         payments greater than one but no greater than two guideline annual premiums; plus (3) 9% of payments in excess of two guideline annual premiums, will be refunded if the Contract is surrendered during the first 24 months after issue. Except to the extent that exemptive relief is being applied for, the proportionate amount of sales load deducted from any payment will not exceed the proportionate amount deducted from any prior payment, unless an increase is caused by reductions in the annual cost of insurance or a reduction in the sales load deducted from amounts transferred to a Contract from another plan of insurance.

     2. The death benefits, surrender values, and accumulated premiums of the Contract as illustrated in the amended Registration Statement are based on the assumptions stated in the illustrations and are consistent with the provisions of the Contract. Such assumptions, including the current rates of cost of insurance and other current charges, are reasonable. The Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for joint insureds who are non-smoker males age 55 and non-smoker females age 50, than to purchasers of a Contract for joint insureds who have different underwriting characteristics. Nor were the particular illustrations shown selected for the purpose of making the relationship appear more favorable.

     3. The charge for federal taxes that is imposed under the Contracts is reasonable in relation to the Company's increased tax burden under
         Section 848 of the Internal Revenue Code of 1986, resulting from the Company's receipt of such premiums. The cost to the Company of capital used to satisfy its increased federal tax burden under Section 848 is, in essence, the Company's targeted rate of return. The targeted rate of return that is used in calculating the level of such charge is reasonable, and the factors taken into account by the Company in determining such targeted rate of return are the appropriate factors to consider in determining such targeted rate of return.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus relating to actuarial matters.

                                                /s/Deborah A. Poppel, FSA